Exhibit 99.1

Tesco Corporation Reports Q4 and Full Year 2013 Results

For Immediate Release
Trading Symbol:
"TESO" on NASDAQ
February 28, 2014

Houston, Texas--Tesco Corporation ("TESCO" or the "Company") today reported net income for the quarter ended December 31, 2013 was $5.5 million or $0.14 per diluted share. Adjusted net income for the quarter ended December 31, 2013, was $8.7 million, or $0.22 per diluted share. Adjusted net income for the fourth quarter excludes the after-tax impact of foreign currency translation losses, of $2.3 million, or $0.06 per diluted share primarily from Latin American currency devaluations, and certain severance charges of $0.9 million, or $0.02 per diluted shares, but includes the after-tax impact of a sequential quarterly swing in allowance for doubtful accounts in Latin America and The Middle East of $1.3 million or $0.03, higher legal fees for patent defense of $0.4 million, or $0.01 per diluted share and $0.6 million, or $0.02 per diluted share, due to drilling delays from severe North-American weather and Iraqi disruptions. This compares to adjusted net income of $11.7 million and $13.7 million, or $0.29 and $0.35 per diluted share, for the third quarter of 2013 and the fourth quarter of 2012, respectively. Revenue was $136.9 million for the quarter ended December 31, 2013, compared to revenue of $132.2 million for the third quarter of 2013 and $137.6 million for the comparable period in 2012.

Reported net income was $36.3 million or $0.91 per diluted share for the year ended December 31, 2013. Adjusted net income for the year ended December 31, 2013, was $38.5 million, or $0.97 per diluted share, compared to adjusted net income of $41.1 million or $1.05 per diluted share for 2012. Adjusted net income for the years ended December 31, 2013 and 2012 excluded a $1.0 million and $8.7 million after tax gain on the sale of our Casing Drilling business, respectively. Revenue was $525.3 million for the year ended December 31, 2013, compared to $553.1 million for 2012.

Commentary

Julio Quintana, TESCO's Chief Executive Officer, commented, "Given year over year 2013 declining drilling activity levels in North America, we look forward to a more stable and improving market in 2014. With strengthening activity in our international business units, our Tubular Services business enjoyed the highest annual revenue in the Company's history and exceeded 4,000 automated jobs in the year. Although our Top Drive business has continued to be negatively impacted by the decreased active rig count in North America, our Top Drive strategy to shift to international markets, especially to Russia and Latin America, has partially offset the decline we experienced in North America. Today, our Top Drive backlog which stands at 39 units compares favorably to our third quarter backlog of 26 units. Finally, we are particularly proud of our improvement in our balance sheet where cash grew year on year from $22 million to $97 million as a result of greater focus on optimizing working capital; a key aspect of our Tesco 3.0 quality initiative. With the increased focus on our base businesses and continuous improvement in our operational efficiency, we are well positioned to meet the challenges and opportunities for 2014 and beyond."

TESCO CORPORATION
Summary of Results
(in millions, except per share information)

	Quarter 4		Quarter 3	Year Ended December 31, 2013
	2013	2012	2013	2013	2012
Segment revenue	(Unaudited)		(Unaudited)
Top Drives
Sales	$34.6	$42.6	$30.6	$127.2	$166.7
Rental services	32.0	28.7	32.6	125.2	126.1
After-market sales and service	15.3	15.4	14.8	59.2	65.0
	81.9	86.7	78.0	311.6	357.8
Tubular Services
Automated	45.3	39.0	43.6	172.2	141.2
Conventional	9.7	11.3	10.6	40.9	41.2
	55.0	50.3	54.2	213.1	182.4

Casing Drilling	0	0.6	0	0.6	12.9
Consolidated revenue	$136.9	$137.6	$132.2	$525.3	$553.1

Segment operating income (loss):
Top Drives	$15.8	$21.3	$19.4	$67.5	$87.7
Tubular Services	8.6	6.9	9.6	37.0	21.7
Casing Drilling	0.1	(0.5)	0	2.1	8.2
Research and Engineering	(1.9)	(2.7)	(2.1))	(8.6)	(10.5)
Corporate and other	(10.4)	(8)	(9.1)	(42.4)	(30.3)
Consolidated operating income	$12.2	$17.0	$17.8	$55.6	$76.8
Net income	$5.5	$13.3	$11.7	$36.3	$49.8
Earnings per share (diluted)	$0.14	$0.34	$0.29	$0.91	$1.27
Adjusted EBITDA(a) (as defined)	$23.9	$32.8	$29.1	$100.9	$111.3
________________________

(a)	See explanation of Non-GAAP measure below

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Quarter 4		Quarter 3	Year Ended December 31, 2013
	2013	2012	2013	2013	2012
Net income under U.S. GAAP	$5.5	$13.3	$11.7	$36.3	$49.8
Income tax expense	3.6	4.6	5.5	15.4	24.8
Depreciation and amortization	10.1	12.6	10.4	40.8	43.0
Net interest expense	0.7	(0.1)	0.1	0.7	1.1
Stock compensation expense-non-cash	1.3	1.8	1.4	5.9	5.0
Severance charges	0.9	0	0	0.9	0
Foreign exchange losses	2.3	0	0	2.3	0
(Gain) Loss on sale of Casing Drilling	0	0.6	0	(1.4)	(12.4)
Adjusted EBITDA	$23.9	$32.8	$29.1	$100.9	$111.3

(1)
Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

Reconciliation of GAAP Net Income to Adjusted Net Income (2)
 (in millions, except earnings per diluted share data)

	Quarter 4		Quarter 3	Year Ended December 31, 2013
	2013	2012	2013	2013	2012
Net income under U.S. GAAP	$5.5	$13.3	$11.7	$36.3	$49.8
Severance charges	0.9	0	0	0.9	0
Foreign exchange losses	2.3	0	0	2.3	0
(Gain) Loss on sale of Casing Drilling	0	0.4	0	(1)	(8.7)
Adjusted net income	$8.7	$13.7	$11.7	$38.5	$41.1

Earnings per share:

Net income under U.S. GAAP	$0.14	0.34	0.29	$0.91	1.27
Severance charges	.02	0	0	.02	0
Foreign exchange losses	.06	0	0	.06	0
(Gain) Loss on sale of Casing Drilling	0	.01	0	(0.02)	(0.22)
Adjusted Net Income	$0.22	$0.35	$0.29	$0.97	$1.05

(1)
Adjusted net income is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted net income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net income as a measure of the performance of the Company’s operations.

Q4 2013 Financial and Operating Highlights

Top Drives Segment

•	Revenue from the Top Drive segment for Q4 2013 was $81.9 million, an increase from revenue of $78.0 million in Q3 2013. Revenue for Q4 2012 was $86.7 million.

•	Top Drive sales for Q4 2013 included 26 units (24 new and 2 used), compared to 26 units (21 new and 5 used) sold in Q3 2013 and 30 units sold in Q4 2012 (28 new and 2 used).

•	Operating days for the Top Drive rental fleet were 5,899 for Q4 2013 compared to 6,671 in Q3 2013 and 5,843 for Q4 2012.

•	Revenue from after-market sales and service for Q4 2013 was $15.3 million, an increase of 3% from revenue of $14.8 million in Q3 2013. Revenue was $15.4 million in Q4 2012.

•
Operating income before adjustments in the Top Drive segment for Q4 2013 was $15.8 million, compared to $19.4 million in Q3 2013 and $21.3 million in Q4 2012.  Our Top Drive operating margins before adjustments were 19% in Q4 2013, a decrease from 25% in Q3 2013 and Q4 2012.  Pre-tax severance charges for Top Drive were $0.4 million. The sequential quarterly swing for Q3 2013 to Q4 related to allowance for doubtful accounts for Top Drive was $0.9 million.

•
At December 31, 2013, Top Drive backlog was 32 units, with a total potential value of $44.2 million, compared to 26 units at September 30, 2013, with a potential value of $37.6 million.  This compares to a backlog of 28 units at December 31, 2012, with a potential value of $42.2 million.  Today, our backlog stands at 39 units. While a portion of this backlog will be shipped in the first quarter of 2014, more will be weighted to the second and third quarters of 2014.

Tubular Services Segment

•
Revenue from the Tubular Services segment for Q4 2013 was a record $55.0 million, an increase from revenue of $54.2 million in Q3 2013.  Revenue was $50.3 million in Q4 2012.  Revenue increased from Q3 levels due to increased demand internationally for our automated offerings, partially offset by lower revenue in North America.

•	We performed 1,014 automated casing running jobs in Q4 2013 compared to 1,063 in Q3 2013 and 947 in Q4 2012.

•
Operating income before adjustments in the Tubular Services segment for Q4 2013 was $8.6 million, compared to $9.6 million in Q3 2013 and $6.9 million in Q4 2012.  Our Tubular Services operating margins were 16% for Q4 2013, down from 18% in Q3 2013, and up from 14% in Q4 2012. The decrease from Q3 2013 was primarily due to a $0.9 million impact of drilling delays from North American weather and Iraqi disruptions. The pre-tax impact of severance charges for Tubular Services were $0.2 million. The sequential quarterly swing for Q3 2013 to Q4 related to allowance for doubtful accounts for Top Drive was $1.0 million.

Other Segments and Expenses

•
Research and engineering costs for Q4 2013 were $1.9 million, compared to $2.1 million in Q3 2013 and $2.7 million in Q4 2012. We continue to invest in the development, commercialization, and enhancements of our proprietary technologies relating to our Top Drive and Tubular Services segments.

•
Corporate costs for Q4 2013 were $10.4 million, compared to $9.1 million for Q3 2013 and $8.0 million in Q4 2012. The increase from Q3 2013 was primarily due to increased legal fees of $0.6 million and severance expense of $0.7 million.

•
Foreign exchange losses for Q4 2013 were $2.3 million, compared to $0.5 million in Q3 2013 and $0.8 million in Q4 2012. The foreign exchange losses increase is primarily driven by Latin American currency devaluations during the final quarter of 2013. In January 2014, the Argentina peso devalued from approximately 6.5 to 8.0 and could potentially negatively impact Q1 2014 by $0.04 to $0.05 per diluted share.

•
Our effective tax rate for Q4 2013 was 39% compared to 32% in Q3 2013 and 26% in Q4 2012. Our effective tax rate, which is income tax expense as a percentage of pre-tax earnings, increased from Q3 due to the fluctuating mix of pre-tax earnings in the various tax jurisdictions in which we operate around the world. In addition, no tax benefits are derived from foreign exchange losses which alone caused an 8% increase in our tax rate for Q4 2013.

•	Total capital expenditures were $12.8 million in Q4 2013, compared to $8.4 million in Q3 2013 and $13.6 million in Q4 2012.

Full Year 2013 Financial and Operating Highlights

Top Drives Segment

•
Revenue from the Top Drive segment for 2013 was $311.6 million, a decrease of 13% from revenue of $357.8 million for 2012, primarily due to a decrease in the number of new top drive units sold during 2013, coupled with lower market demand for after-market sales and services primarily due to a decrease in drilling activity in North America.

•	Top Drive sales for 2013 were 100 units (88 new and 12 used), compared to 131 units (121 new and 10 used) sold in 2012.

•
Operating days for the Top Drive rental fleet were 24,561 for 2013 compared to 25,420 in 2012.  The decrease from 2012 was due primarily to a decrease in operating days in the North America and Asia-Pacific regions, partially offset by an increase in Latin America.

•
Operating income before adjustments from the Top Drive segment for 2013 of $67.5 million was a decrease from operating income of $87.7 million for 2012, due primarily to a decrease in top drive sales and revenue from after-market sales and services.

Tubular Services Segment

•
Revenue from the Tubular Services segment for 2013 was a record $213.1 million, an increase of 17% from revenue of $182.4 million for 2012, due primarily to increased customer demand in all of our international business units. The Tubular Services automated revenue during 2013 and 2012 also included $16.1 million and $6.7 million, respectively, of revenue from CDS equipment sales.

•	We performed a record total of 4,008 automated casing running jobs in 2013, compared to 3,525 in 2012; a new record and a 14% annual growth.
Operating income before adjustments from the Tubular Services segment for 2013 of $37.0 million increased 71% from operating income of $21.7 million in 2012. The increase from prior period is due to improved margins for automated and conventional offerings, in addition to increased sales of CDS™ equipment.
Other Segments and Expenses

•
Research and engineering costs for 2013 were $8.6 million a decrease of 18% compared to 2012 of $10.5 million.  The decrease from prior year was primarily due to the presence of Casing Drilling research and engineering in 2012 until the sale of this business on June 4, 2012.

•
Corporate costs for 2013 were $42.4 million, an increase of 40% from Corporate costs of $30.3 million for 2012, primarily due to increased long-term and short-term incentive compensation of $4.2 million, increased legal fees of $2.9 million, and increased depreciation of $0.5 million related to the implementation of our ERP system. In addition, 2012 included a $3.1 million credit to penalties and other income due to a favorable tax judgment in 2012.

•	Foreign exchange losses for 2013 were $4.8 million, compared to $3.1 million in 2012. The foreign exchange losses increase is primarily driven by Latin American currency devaluations during 2013.

•
Our effective tax rate for 2013 was 30% compared to 33% for 2012. Our effective tax rate, which is income tax expense as a percentage of pre-tax earnings, increased from Q3 due to the fluctuating mix of pre-tax earnings in the various tax jurisdictions in which we operate around the world. In addition, no tax benefits are derived from foreign exchange losses which alone caused a 3% increase in our tax rate for 2013.

Financial Condition

•
At December 31, 2013, cash and cash equivalents were $97.3 million, compared to $22.0 million at December 31, 2012.  During 2013, we built up our cash balance through our operating activities and improving our working capital balances, especially inventory.

•
Total capital expenditures were $37.5 million in 2013, compared to $62.7 million in 2012.  We project our total capital expenditures for 2014 to be between $35 million and $45 million, based on current market conditions.

Conference Call

The Company will conduct a conference call to discuss its results for the fourth quarter 2013 on February 28, 2014 at 10:00 a.m. Central Time.  Individuals who wish to participate in the conference call should dial US/Canada (877) 312-5422 or International (253) 237-1122 approximately five to ten minutes prior to the scheduled start time of the call. The conference ID for this call is 55513287.  The conference call and all questions and answers will be recorded and made available until December 4, 2013. To listen to the recording, call (855) 859-2056 or (404) 537-3406 and enter conference ID 55513287. The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Julio Quintana (713) 359-7000
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information; Risk Factors

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this press release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through our website at www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available through our website at www.tescocorp.com and at www.sec.gov.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K to be filed for the year ended December 31, 2013 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended December 31,		Year Ended December 31, 2013
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)
Revenue	$136.9	$137.6	$525.3	$553.1
Operating expenses
Cost of sales and services	109.5	107.9	413.0	433.4
Selling, general and administrative	13.3	9.4	49.5	44.8
(Gain) Loss on sale of Casing Drilling	0	0.6	(1.4)	(12.4)
Research and engineering	1.9	2.7	8.6	10.5
	124.7	120.6	469.7	476.3
Operating income	12.2	17.0	55.6	76.8
Interest expense, net	0.7	(0.1)	0.7	1.1
Other expense (income), net	2.4	(0.8)	3.2	1.1
Income before income taxes	9.1	17.9	51.7	74.6
Income taxes	3.6	4.6	15.4	24.8
Net income	$5.5	$13.3	$36.3	$49.8
Earnings per share:
Basic	$0.14	$0.34	$0.93	$1.29
Diluted	$0.14	$0.34	$0.91	$1.27
Weighted average number of shares:
Basic	39.4	38.7	39.1	38.7
Diluted	39.8	39.1	39.8	39.1

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	December 31, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$97.3	$22.0
Accounts receivable, net	142.6	130.8
Inventories, net	97.4	124.5
Other current assets	44.1	45.6
Total current assets	381.4	322.9
Property, plant and equipment, net	204.9	209.9
Goodwill	32.7	32.7
Other assets	18.7	18.3
Total assets	$637.7	$583.8
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$0.4	$0.1
Accounts payable	45.6	43.6
Accrued and other current liabilities	59.1	52.6
Income taxes payable	5.9	6.9
Total current liabilities	111.0	103.2
Other liabilities	0.2	2.5
Long-term debt	0	0.1
Deferred income taxes	9.5	8.5
Shareholders' equity	517.0	469.5
Total liabilities and shareholders’ equity	$637.7	$583.8